EXHIBIT 10.1

FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this __ day of August, 2007, by and between SILICON VALLEY BANK (“Bank”), AIRSPAN NETWORKS, INC., a corporation formed under the laws of the State of Washington (“US Borrower”), and AIRSPAN COMMUNICATIONS LIMITED, a company registered under the laws of England and Wales under company number 03501881 (“UK Borrower”; US Borrower and UK Borrower hereinafter referred to individually and collectively, jointly and severally, as “Borrower”).

Recitals

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of August 1, 2006 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) increase the amount available to be borrowed under the Revolving Line, (ii) extend the maturity date, (iii) adjust the performance pricing with respect to the Revolving Line, and (iv) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1  Definitions. Capitalized terms used but not defined in this Amendment, including its preamble and recitals, shall have the meanings given to them in the Loan Agreement.

2  Amendments to Loan Agreement.

2.1  Section 2.3 (Payment of Interest on the Credit Extensions). Section 2.3(a) of the Loan Agreement is hereby amended in its entirety and replaced with the following:

(a) Interest Rate; Advances. Subject to Section 2.3(b), the amounts outstanding under the Revolving Line (which, for purposes of clarification, do not include the FX Reserve or any undrawn Letters of Credit or Letter of Credit Reserves) shall accrue interest at a per annum rate equal to the Prime Rate plus the following percentages: (i) zero percentage points (0.00%) at all times the Borrower is a Net Daily Depositor; (ii) one half of one percentage point (0.50%) at all times that Borrower is a Net Depositor and either (A) Borrower’s Adjusted Quick Ratio is equal to or greater than 1.50:1.00 or (B) Borrower’s EBITDA, net of unfunded capital expenditures, was greater than Seven Hundred Fifty Thousand Dollars ($750,000) for the two most recently ended consecutive fiscal quarters; (iii) one percentage point (1.00%) at all other times that Borrower is a Net Depositor; and (iv) one and three quarters of one percentage point (1.75%) at all times that Borrower is a Net Borrower. Changes in the applicable interest rate as a result of changes in Borrower’s status as a Net Borrower, Net Depositor or Net Daily Depositor or as a result of changes in Borrower’s Adjusted Quick Ratio shall not become effective until the first (1st) day of the month following such change. Any change in the applicable interest rate as a result of Borrower achieving the minimum EBITDA for two (2) consecutive calendar quarters in accordance with Section 2.3(a)(ii) shall become effective on the first (1st) day of the month following such second (2nd) calendar quarter. Any change in the applicable interest rate as a result of Borrower’s failure to maintain the minimum EBITDA set forth in Section 2.3(a)(ii) shall become effective on the first (1st) day of the month following the month in which such failure occurred.

2.2  Section 2.3 (Payment of Interest on the Credit Extensions). Section 2.3(f) of the Loan Agreement is hereby amended in its entirety and replaced with the following:

(f) Payment; Interest Computation; Float Charge. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 3:00 p.m. Eastern time on any day shall be deemed received on the next Business Day. In addition, while Borrower is a Net Borrower, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all payments received by Bank. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower's Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.3  Section 2.4 (Fees). Section 2.4(d) of the Loan Agreement is hereby amended in its entirety and replaced with the following:

(d) Minimum Monthly Interest. From and after the Supplemental Closing Date through the Revolving Line Maturity Date, in the event the aggregate amount of interest earned by Bank in any month (exclusive of any collateral monitoring fees, termination fees, or any other fees and charges hereunder) is less than the Minimum Monthly Interest, Borrower shall pay Bank an amount, payable on the last day of such month, equal to the Minimum Monthly Interest minus the aggregate amount of all interest earned by Bank (exclusive of any collateral monitoring fees, termination fees, or any other fees and charges hereunder) in such month.

2.4  Section 2.4 (Fees). Section 2.4(g) of the Loan Agreement is hereby added in its entirety immediately after Section 2.4(f) of the Loan Agreement as follows:

(g) Supplemental Commitment Fee. In addition to the commitment fee set forth in Section 2.4(a), a fully earned, non-refundable supplemental commitment fee (the “Supplemental Commitment Fee”) of Fifty-Six Thousand Six Hundred Sixty-Six Dollars ($56,666), which Supplemental Commitment Fee shall be paid as follows: the first payment of Ten Thousand Dollars ($10,000) shall be due and payable to Bank on the Supplemental Closing Date, followed by five (5) quarterly installments due in the following amounts and on the following dates:

Due Date	Amount Due
November 1, 2007	$10,000
February 1, 2008	$10,000
May 1, 2008	$10,000
August 1, 2008	$10,000
November 1, 2008	$6,666

Notwithstanding the foregoing, upon the termination of this Agreement, whether by acceleration of the obligations following an Event of Default by the Borrower under Section 4.1 below, or on the Revolving Line Maturity Date, the remaining balance of the Supplemental Commitment Fee shall be due in full.

2.5  Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2(c), (d) and (e) of the Loan Agreement are hereby amended in their entirety and replaced with the following:

(c) within thirty (30) days after the end of each month, deliver to Bank (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), including DBD receivable aging and extended term reporting, and general ledger;

(d) as soon as available, and in any event within thirty (30) days after the end of each month (other than January), monthly unaudited financial statements on a consolidated and consolidating basis;

(e) within thirty (30) days after the end of each month (other than January) a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

2.6  Section 6.6 (Access to Collateral; Books and Records). Section 6.6 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

Section 6.6 Access to Collateral; Books and Records. So long as an Event of Default has not occurred and is continuing, Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books at reasonable times not more than four (4) times per fiscal year, on three (3) Business Days’ notice (provided that no such advance notice shall be required after the occurrence and during the continuance of an Event of Default); provided, however, that after the closing of a Subsequent Financing in which Borrower receives, in the aggregate, at least Twenty Million Dollars ($20,000,000) of net proceeds (excluding any bridge debt financing except to the extent actually converted to equity in Borrower) and so long as no Event of Default has occurred and is continuing, then Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books only two (2) times per year (rather than four (4)), at reasonable times on five (5) Business Days’ notice (provided that no such advance notice shall be required after the occurrence and during the continuance of an Event of Default). The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or, during the continuance of an Event of Default, such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling. Borrower hereby acknowledges that the first such audit will be conducted within sixty (60) days after the execution of this Agreement

2.7  Section 6.8 (Operating Accounts). Section 6.8(a) of the Loan Agreement is hereby amended in its entirety and replaced with the following:

(a) (i) Maintain all of its primary depository and investment accounts in the United States with Bank or Bank’s Affiliates and (ii) maintain at all times unrestricted cash and Investments of not less than seventy-five percent (75%) of the aggregate consolidated unrestricted cash and Investments of Borrower and its Subsidiaries. In addition to the foregoing, if Borrower becomes a Net Borrower at any time, then Borrower must maintain its primary depository and investment accounts in the United Kingdom with Barclays, Royal Bank of Scotland or such other institution as Bank agrees to in writing.

2.8  Section 6.9 (Financial Covenants). Section 6.9 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

6.9 Financial Covenants.

Borrower shall maintain at all times, to be tested as of the last day of each quarter, unless otherwise noted, on a consolidated basis with respect to US Borrower and UK Borrower:

(a) Tangible Net Worth. A Tangible Net Worth of at least Twenty Eight Million Dollars ($28,000,000) effective for the quarter ending June 30, 2007 and as of the last day of each fiscal quarter thereafter, plus an amount equal to the sum of (i) fifty percent (50%) of quarterly Net Income after June 30, 2007 (but not to be decreased by fifty percent (50%) of quarterly consolidated net loss, if any), (ii) fifty percent (50%) of the proceeds received by Borrower from the sale of US Borrower’s capital stock after June 30, 2007 and (iii) fifty percent (50%) of the principal amount of Subordinated Debt incurred by Borrower after June 30, 2007.

(b) Minimum Adjusted Quick Ratio. An Adjusted Quick Ratio of at least 1.00 to 1.00 as of last day of each month.

2.9  Section 6.13 (Foreign Exchange Business). Section 6.13 of the Loan Agreement is hereby added in its entirety immediately after Section 6.12 of the Loan Agreement as follows:

Section 6.13 Foreign Exchange Business. Borrower shall allow Bank to bid on all of Borrower’s foreign exchange contracts.

2.10  Section 9.1 (Bank’s Rights and Remedies). Section 9.1 of the Loan Agreement is hereby amended by adding immediately after Section 9.1(k) of the Loan Agreement the following:

NOTWITHSTANDING ANYTHING SET FORTH HEREIN TO THE CONTRARY, DURING ANY NEGATIVE PLEDGE PERIOD, BANK WILL NOT ENFORCE ITS RIGHTS AND REMEDIES WITH RESPECT TO THE INTELLECTUAL PROPERTY COLLATERAL EXCEPT TO THE EXTENT OF ANY ACCOUNTS, LICENSE AND ROYALTY FEES AND OTHER REVENUES, PROCEEDS, OR INCOME ARISING OUT OF OR RELATING TO ANY OF THE INTELLECTUAL PROPERTY COLLATERAL.

2.11  Section 13 (Definitions).

(a)  The following terms and their respective definitions set forth in Section 13.1 are hereby amended in their entirety and replaced with the following:

“Funded Debt” is all obligations and liabilities of Borrower to Bank, including, without limitation, any Advances and drawn but unreimbursed Letters of Credit.

“Net Depositor” means Borrower as of the end of any calendar month in which the sum of all of Borrower’s unrestricted cash and investments is greater than or equal to Borrower’s Funded Debt for such calendar month; provided that a Net Depositor shall cease to be a Net Depositor on the day it becomes a Net Borrower.

“Quick Assets” is, on any date, (i) Borrower’s unrestricted cash and Cash Equivalents, plus (iii) Borrower’s Accounts.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to Twenty Million Dollars ($20,000,000) outstanding at any time.

“Revolving Line Maturity Date” is December 31, 2008.

  Subparts (b), (c) and (f) of the definition of Eligible Accounts are hereby amended in their entirety and replaced with the following:

  (b) Accounts (other than Accounts owing from Nortel, Ericsson and Fujitsu while Borrower is a Net Depositor and other than Accounts owing from DBD) that the Account Debtor has not paid within ninety (90) days of invoice date, including Accounts owing from Nortel, Ericsson and Fujitsu while Borrower is a Net Borrower;

  (c) Accounts owing from (i) Nortel, Ericsson and Fujitsu while Borrower is a Net Depositor that such Account Debtor has not paid within one hundred twenty (120) days of invoice date; and (ii) DBD that DBD has not paid within ninety (90) days of the due date;

  (f) Accounts owing from (i) an Account Debtor (other than DBD), including its Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts (except for Accounts owing from Nortel, Ericsson and Fujitsu at all times that Borrower is a Net Depositor, for which such percentage is fifty percent (50%)) for the amounts that exceed that percentage, unless Bank approves otherwise in writing; and (ii) DBD in excess of Five Million Dollars ($5,000,000), unless Bank approves otherwise in writing.

(b)  The first full sentence of the definition of Net Borrower is hereby amended in its entirety and replaced with the following:

“Net Borrower” means Borrower as of the end of any calendar month in which the sum all of Borrower’s unrestricted cash and investments is less than Borrower’s Funded Debt for such calendar month; provided that a Net Borrower shall cease to be a Net Borrower on the first (1st) day of the month following any month in which such Net Borrower fails to maintain the requirements set forth above.

  The following terms and their respective definitions are hereby added in alphabetical order to Section 13.1 of the Loan Agreement:

“DBD” means DBD Deutsche Breitband Dienste GmbH, and any entity that is an Affiliate of DBD Deutsche Breitband Dienste GmbH.

“Fujitsu” means Fujitsu Limited, and any entity that is an Affiliate of Fujitsu Limited.

“Intellectual Property Collateral” is all of Borrower’s Intellectual Property including without limitation, such Intellectual Property as more particularly defined, described and set forth in the IP Agreements and on the exhibits attached thereto.

“Minimum Monthly Interest” means at any point of determination an amount equal to the applicable interest rate as set forth in Section 2.3(a) of this Agreement multiplied by the lesser of (i) the maximum available Borrowing Base, or (ii) Seven Million Five Hundred Thousand Dollars ($7,500,000).

“Negative Pledge Period” means any period of time (i) after the closing of a Subsequent Financing in which Borrower receives, in the aggregate, at least Twenty Million Dollars ($20,000,000) of net proceeds (excluding any bridge debt financing except to the extent actually converted to equity in Borrower) and (ii) that Borrower is a Net Depositor. Any Negative Pledge period commencing pursuant to the foregoing shall terminate at any point that Borrower becomes a Net Borrower and shall not commence again until Borrower again maintains the requirements for Net Depositor under this Agreement for a minimum of two (2) consecutive fiscal quarters.

“Net Daily Depositor” means Borrower as of the end of each Business Day in which (a) the sum of such Borrower’s unrestricted cash and investments maintained with Bank and Bank’s Affiliates in the United States for such Business Day (provided that Bank has a fixed charge over the account in which such cash is held) is greater than (b) the daily average Obligations as of such Business Day.

“Subsequent Financing” means the next round of private equity financing closing after June 6, 2007.

“Supplemental Closing Date” means August __, 2007

  Each reference to “Quick Ratio” in the Loan Agreement is hereby deleted in its entirety and replaced with the term “Adjusted Quick Ratio”.

  Each reference to “Tekes” in the Loan Agreement is hereby deleted in its entirety.

  Each reference to “Unused Revolving Line Facility Fee” in the Loan Agreement is hereby deleted in its entirety.

2.12  Compliance Certificate. The Compliance Certificate attached to the Loan Agreement as Exhibit E is replaced in its entirety with the Compliance Certificate attached hereto as Exhibit E. From and after the date hereof, all references in the Loan Agreement to the Compliance Certificate shall mean the Compliance Certificate in Exhibit E attached hereto.

3  Limitation of Amendments.

3.1  The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2  This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4  Representations and Warranties. To induce Bank to enter into this Amendment, each Borrower hereby represents and warrants to Bank as follows:

4.1  Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2  Each Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3  The organizational documents of each Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4  The execution and delivery by each Borrower of this Amendment and the performance by each Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5  The execution and delivery by each Borrower of this Amendment and the performance by each Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6  The execution and delivery by each Borrower of this Amendment and the performance by each Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7  This Amendment has been duly executed and delivered by each Borrower and is the binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5  Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6  Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by Borrower, and (b) the due execution and delivery to Bank of Bank’s Invoice by Borrower, authorizing Bank to debit Borrower’s account for (i) the $10,000 portion of the Supplemental Commitment Fee due on the date hereof, (ii) a $10,000 amendment fee due on the date hereof in connection with this Amendment and (iii) Bank’s legal fees and expenses in connection with the negotiation and preparation of this Amendment in the amount of $9,750.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

By:	/s/ ANTHONY BARRETT
Name: Anthony Barrett
Title: VP

US BORROWER

AIRSPAN NETWORKS, INC.

By:	/s/ ARTHUR LEVINE
Name: Arthur Levine
Title: VP Finance & Controller

UK BORROWER

AIRSPAN NETWORKS, INC.

By:	/s/ DAVID BRANT
Name: David Brant
Title: Director